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EXHIBIT 2.1






                            STOCK PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 13, 2001

                                  BY AND AMONG




                             EXTEN INDUSTRIES, INC.

                          MULTI-CELL ASSOCIATES, INC.,

                  MULTI-CELL ASSOCIATES, INC. IRREVOCABLE TRUST

                                       AND
                         THE ESTATE OF HUGO O. JAUREGUI

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                                TABLE OF CONTENTS

                                                                            PAGE

STOCK PURCHASE AGREEMENT.......................................................4
ARTICLE I......................................................................5
PURCHASE AND SALE OF STOCK.....................................................5
   SECTION 1.1        TRANSFER OF SHARES.......................................5
   SECTION 1.2        PURCHASE PRICE...........................................5
   SECTION 1.3        CLOSING..................................................6
ARTICLE II.....................................................................6
REPRESENTATIONS AND WARRANTIES OF MULTI-CELL AND THE SHAREHOLDER CONCERNING
MULTI-CELL.....................................................................6
   SECTION 2.1        ORGANIZATION AND QUALIFICATION...........................6
   SECTION 2.2        CAPITALIZATION...........................................6
   SECTION 2.3        SUBSIDIARIES; OTHER INVESTMENTS..........................7
   SECTION 2.4        AUTHORITY; NON-CONTRAVENTION; APPROVALS..................7
   SECTION 2.5        FINANCIAL STATEMENTS.....................................8
   SECTION 2.6        ABSENCE OF UNDISCLOSED LIABILITIES.......................8
   SECTION 2.7        ABSENCE OF CERTAIN CHANGES OR EVENTS.....................8
   SECTION 2.8        LITIGATION...............................................8
   SECTION 2.9        COMPLIANCE WITH LAWS; PERMITS............................9
   SECTION 2.10       AGREEMENTS, CONTRACTS AND COMMITMENTS....................9
   SECTION 2.11       TAX MATTERS.............................................11
   SECTION 2.12       EMPLOYMENT..............................................12
   SECTION 2.13       INVESTMENT COMPANY ACT..................................13
   SECTION 2.14       LABOR CONTROVERSIES.....................................13
   SECTION 2.15       ENVIRONMENTAL MATTERS...................................13
   SECTION 2.16       INTERESTED PARTY TRANSACTIONS...........................14
   SECTION 2.17       INSURANCE...............................................14
   SECTION 2.18       INTELLECTUAL PROPERTY RIGHTS............................15
   SECTION 2.19       BOOKS AND RECORDS.......................................16
   SECTION 2.20       TITLE TO AND CONDITION OF PROPERTIES....................16
   SECTION 2.21       REPRESENTATIONS COMPLETE................................17
ARTICLE III...................................................................17
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.............................17
   SECTION 3.1         AUTHORITY; NON-CONTRAVENTION; APPROVALS................17
   SECTION 3.2         SHARES.................................................18
   SECTION 3.3         INVESTMENT FOR OWN ACCOUNT.............................18
   SECTION 3.4         RESIDENCY..............................................19
   SECTION 3.5         ACKNOWLEDGMENT.........................................19
   SECTION 3.6         RESTRICTED EXTEN COMMON STOCK..........................19
   SECTION 3.7         LEGENDS................................................20
   SECTION 3.8         LITIGATION.............................................20
   SECTION 3.9         REPRESENTATIONS COMPLETE...............................20

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ARTICLE IV....................................................................20
REPRESENTATIONS AND WARRANTIES OF THE TRUST...................................20
   SECTION 4.1         AUTHORITY; NON-CONTRAVENTION; APPROVALS................20
   SECTION 4.2         SHARES.................................................21
   SECTION 4.3         INVESTMENT FOR OWN ACCOUNT.............................22
   SECTION 4.4         RESIDENCY..............................................22
   SECTION 4.5         ACKNOWLEDGMENT.........................................22
   SECTION 4.6         RESTRICTED EXTEN COMMON STOCK..........................22
   SECTION 4.7         LEGENDS................................................23
   SECTION 4.8         LITIGATION.............................................23
   SECTION 4.9         REPRESENTATIONS COMPLETE...............................23
ARTICLE V.....................................................................24
REPRESENTATIONS AND WARRANTIES OF EXTEN.......................................24
   SECTION 5.1         ORGANIZATION AND QUALIFICATION.........................24
   SECTION 5.2         CAPITALIZATION.........................................24
   SECTION 5.3         AUTHORITY; NON-CONTRAVENTION; APPROVALS................24
   SECTION 5.4         REPORTS AND FINANCIAL STATEMENTS.......................25
   SECTION 5.5         [INTENTIONALLY OMITTED]................................26
   SECTION 5.6         ABSENCE OF CERTAIN CHANGES OR EVENTS...................26
   SECTION 5.7         LITIGATION.............................................26
   SECTION 5.8         COMPLIANCE WITH LAWS...................................26
   SECTION 5.9         REPRESENTATIONS COMPLETE...............................26
ARTICLE VI....................................................................27
ADDITIONAL AGREEMENTS.........................................................27
   SECTION 6.1         EXPENSES...............................................27
   SECTION 6.2         PUBLIC STATEMENTS......................................27
   SECTION 6.3         SHAREHOLDER INDEMNIFICATION............................27
   SECTION 6.4         TRUST INDEMNIFICATION..................................28
   SECTION 6.5         EXTEN INDEMNIFICATION..................................30
   SECTION 6.6         [INTENTIONALLY OMITTED.]...............................31
ARTICLE VII...................................................................31
CONDITIONS....................................................................31
   SECTION 7.1         CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                       TRANSACTION............................................31
   SECTION 7.2         CONDITIONS TO OBLIGATION OF THE SHAREHOLDER AND THE
                       TRUST TO EFFECT THE TRANSACTION........................31
   SECTION 7.3         CONDITIONS TO OBLIGATION OF EXTEN TO EFFECT THE
                       TRANSACTION............................................32
   SECTION 7.4         [INTENTIONALLY OMITTED.]...............................33
ARTICLE VIII..................................................................33

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POST-CLOSING COVENANTS........................................................33
   SECTION 8.1         [INTENTIONALLY OMITTED.]...............................33
   SECTION 8.2         EMPLOYMENT AGREEMENT...................................33
   SECTION 8.3         INCENTIVE STOCK OPTIONS................................33
   SECTION 8.4         REGISTRATION...........................................34
   SECTION 8.5         OTHER MATTERS..........................................34
   SECTION 8.6         TERMINATION OF S CORPORATION STATUS; MULTI-CELL TAX
                       RETURN.................................................34
ARTICLE IX....................................................................34
GENERAL PROVISIONS............................................................34
   SECTION 9.1         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                       COVENANTS..............................................34
   SECTION 9.2         BROKERS................................................35
   SECTION 9.3         NOTICES................................................35
   SECTION 9.4         INTERPRETATION.........................................36
   SECTION 9.5         MISCELLANEOUS..........................................37
   SECTION 9.6         COUNTERPARTS...........................................37
   SECTION 9.7         PARTIES IN INTEREST....................................37
   SECTION 9.8         CONFIDENTIALITY........................................37
   SECTION 9.9         TIME PERIOD............................................37
   SECTION 9.10        AMENDMENT..............................................37
   SECTION 9.11        GOVERNING LAW..........................................37

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of September 13, 2001 (this "Agreement") is entered into by and among Exten Industries, Inc., a Delaware corporation ("Exten"), Multi-Cell Associates, Inc., a Rhode Island Corporation ("Multi-Cell"), Multi-Cell Associates, Inc. Irrevocable Trust, a Rhode Island trust (the "Trust") and the Estate of Hugo O. Jauregui, a Rhode Island estate (the "Shareholder").

                                 R E C I T A L S

         WHEREAS, Exten, Multi-Cell and the Shareholder are parties to a letter of intent dated March 29, 2001, as amended on May 31, 2001 (the "Letter of Intent"), which contemplates the purchase by Exten of all of the issued and outstanding capital stock of Multi-Cell (the "Transaction") for an aggregate purchase price of Two Million Two Hundred Thousand Dollars ($2,200,000) (the "Purchase Price") consisting of cash and common stock of Exten, $0.01 par value per share ("Exten Common Stock");

         WHEREAS, subsequent to March 29, 2001, Multi-Cell filed Articles of Amendment to the Multi-Cell Articles of Incorporation, whereby Multi-Cell established two classes of common stock, Class A Voting Common Stock, no par value (the "Class A Stock") and Class B Nonvoting Common Stock, no par value (the "Class B Stock");

         WHEREAS, all of the Multi-Cell common stock issued to the Shareholder prior to March 29, 2001 has been converted to One Hundred (100) shares of the Class A Stock;

         WHEREAS, the Shareholder currently owns One Hundred Percent (100%) of the issued and outstanding shares of the Class A Stock;

         WHEREAS, the Trust currently owns for the benefit of certain Multi-Cell employees and/or consultants One Hundred Percent (100%) of the issued and outstanding shares of the Class B Stock (collectively the Class A Stock and the Class B Stock are referred to herein as the "Shares");

         WHEREAS, Multi-Cell issued a Common Stock Purchase Warrant (the "Warrant") dated February, 1999 to the Rhode Island Center for Cellular Medicine, Inc. (the "Rhode Island Center") entitling the Rhode Island Center to purchase one (1) share of Multi-Cell common stock, at a purchase price of twenty thousand ($20,000) per share;

         WHEREAS, the Shareholder acknowledges that Exten has paid to the Shareholder a non-refundable deposit (the "Deposit") of Fifty Thousand Dollars ($50,000) on March 28, 2001 and that the Deposit shall be credited towards the portion of the Purchase Price due to the Shareholder at the Closing, reducing the remaining payments on the Purchase Price at the Closing to an aggregate amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000); and

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         WHEREAS, the Boards of Directors of Exten, the Shareholder of
Multi-Cell, the Co-Executors of the Shareholder and the Shareholder of Multi-Cell and the Trustee of the Trust have approved the Transaction pursuant to this Agreement and any other transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF STOCK

SECTION 1.1       TRANSFER OF SHARES.

         Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell and deliver to Exten, and Exten agrees to purchase from the Shareholder, good and marketable title to the Class A Stock, free and clear of all claims, liens, pledges, security interests and similar encumbrances or restrictions on transfer. At the Closing, as defined in Section 1.3 below, the Shareholder shall deliver to Exten one or more stock certificates representing the Class A Stock, duly endorsed for transfer or accompanied by duly executed stock powers in proper form for transfer. Subject to the terms and conditions of this Agreement, the Trust agrees to sell and deliver to Exten, and Exten agrees to purchase from the Trust, good and marketable title to the Class B Stock, free and clear of all claims, liens, pledges, security interests and similar encumbrances or restrictions on transfer. At the Closing, as defined in Section
1.3 below, the Trust shall deliver to Exten one or more stock certificates representing the Class B Stock, duly endorsed for transfer or accompanied by duly executed stock powers in proper form for transfer. Multi-Cell shall continue as a wholly-owned subsidiary of Exten.

SECTION 1.2       PURCHASE PRICE.

         As full and complete consideration for the Shares, Exten shall deliver to the Shareholder and the Trust at the Closing (as defined in Section 1.3 below) the remaining payments on the Purchase Price as follows: (i) cash, by wire transfer of immediately available funds or by certified or cashier's check to the Shareholder, in the amount of Seven Hundred Thousand Dollars ($700,000), which together with the amount of the Deposit shall equal total cash consideration of Seven Hundred Fifty Thousand Dollars ($750,000), (ii) stock certificates to the Shareholder representing that number of shares of Exten Common Stock determined by dividing the Stock Value (as defined below) by the average closing bid price of the Exten Common Stock, as quoted on the over-the-counter bulletin board, for the thirty (30) trading days immediately preceding the Closing, and which is set forth on Schedule 1.2 attached hereto, and (iii) stock certificates to the Trust representing that number of shares of Exten Common Stock determined by dividing the Stock Value (as defined below) by the average closing bid price of the Exten Common Stock, as quoted on the over-the-counter bulletin board, for the thirty (30) trading days immediately preceding the Closing, and which is set forth on Schedule 1.2 attached hereto.

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The Stock Value for the Shareholder is One Million Forty Seven Thousand Dollars
($1,047,000); the Stock Value for the Trust is Four Hundred and Three Thousand Dollars ($403,000). The aggregate Stock Value is One Million Four Hundred Fifty Thousand Dollars ($1,450,000). Exten agrees to grant the Shareholder and the Trust registration rights with respect to the shares of Exten Common Stock being delivered as part of the Purchase Price, pursuant to the terms of the Registration Rights Agreement, a form of which is attached hereto as Exhibit "A".

SECTION 1.3       CLOSING.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by September 15, 2001 at the offices of Jeffers, Shaff & Falk, LLP, 18881 Von Karman Avenue, Suite 1400, Irvine, CA 92612, or at such other time and place as Exten, the Trust and the Shareholder shall agree in writing (the date of the Closing is hereinafter referred to as the "Closing Date").

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
              MULTI-CELL AND THE SHAREHOLDER CONCERNING MULTI-CELL

         Multi-Cell and the Shareholder represent and warrant to Exten as of the Closing Date as follows:

SECTION 2.1       ORGANIZATION AND QUALIFICATION

         Multi-Cell is a close corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Multi-Cell is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of Multi-Cell's Articles of Incorporation and By-laws, including all amendments thereto, have heretofore been delivered to Exten.

SECTION 2.2       CAPITALIZATION.

         (a) The authorized capital stock of Multi-Cell consists of 8,000 shares of common stock of Multi-Cell, no par value (the "Multi-Cell Common Stock") 2,000 of which are designated as Class A Voting Common Stock and 6,000 of which are designated as Class B Nonvoting Common Stock. As of the date hereof, there are 100 shares of Class A Stock issued and outstanding and 38.491 shares of Class B Stock issued and outstanding. All of the issued and outstanding shares of Multi-Cell Common Stock are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and were issued in compliance with federal and applicable state securities laws.

         (b) As of the date hereof and except for the Warrant as set forth on
Schedule 2.2 attached hereto, there are no outstanding subscriptions, options, calls, contracts, agreements, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating

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Multi-Cell to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of the capital stock of Multi-Cell or obligating Multi-Cell to grant, extend or enter into any such agreement or commitment, except for this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, stock participation, or other similar rights with respect to Multi-Cell. There are no voting trusts, proxies, other agreements or understandings to which Multi-Cell is a party or is bound with respect to the voting of any shares of capital stock of Multi-Cell.

SECTION 2.3       SUBSIDIARIES; OTHER INVESTMENTS

         Multi-Cell does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Multi-Cell does not own any securities issued by any other business organization or governmental authority. Except as set forth on Schedule 2.3, Multi-Cell is not a partner or participant in any joint venture or partnership of any kind.

SECTION 2.4       AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) Multi-Cell has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Multi-Cell of the transactions contemplated hereby, have been duly authorized and approved by the Shareholder of Multi-Cell and the Shareholder and no other legal proceedings are necessary to authorize the execution and delivery of this Agreement and the consummation by Multi-Cell of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Multi-Cell and, assuming the due authorization, execution and delivery hereof by Exten, the Trust and the Shareholder, constitutes a valid and binding agreement of Multi-Cell, enforceable against Multi-Cell, in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

         (b) The execution and delivery of this Agreement by Multi-Cell does not, and the consummation by Multi-Cell of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Multi-Cell under any of the terms, conditions or provisions of (i) the charter or by-laws of Multi-Cell, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Multi-Cell or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Multi-Cell is now a party or by which Multi-Cell or any of its properties or assets may be bound or affected.

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         (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority, including the probate court, is necessary for the execution, delivery or performance of this Agreement by Multi-Cell or consummation by Multi-Cell of the transactions contemplated hereby. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which Multi-Cell is a party, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement.

SECTION 2.5       FINANCIAL STATEMENTS.

         Multi-Cell shall deliver to Exten copies of its audited financial statements for the fiscal year ending December 31, 2000 (the "Multi-Cell Financial Statements"). The Multi-Cell Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly and accurately present the financial position of Multi-Cell as of the dates thereof and the results of operations and changes in financial position for the periods then ended.

SECTION 2.6       ABSENCE OF UNDISCLOSED LIABILITIES.

         Except as expressly disclosed and described in the Multi-Cell Financial Statements, Multi-Cell did not have at December 31, 2000, any liability, indebtedness, expense, claim, deficiency, guarantee or obligation of any type (whether absolute, accrued, contingent, matured, unmatured or otherwise) or of any nature, except liabilities, obligations or contingencies which are accrued or reserved against in the Multi-Cell Financial Statements or reflected in the notes thereto. Since December 31, 2000, Multi-Cell has not incurred liabilities or obligations in the ordinary course of business which, in the aggregate, exceed $20,000, except those liabilities or obligations listed on Schedule 2.6 attached hereto.

SECTION 2.7       ABSENCE OF CERTAIN CHANGES OR EVENTS.

         From December 31, 2000 through the date hereof, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Multi-Cell.

SECTION 2.8       LITIGATION.

         There are no claims, suits, actions, proceedings or investigations pending or, to the knowledge of Multi-Cell and the Shareholder, threatened against, relating to or affecting Multi-Cell, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except as disclosed on Schedule 2.8 attached hereto. Multi-Cell is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Multi-Cell. For the purposes of this Agreement, "Knowledge" shall

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mean actual knowledge of the party of the relevant subject matter to which it relates, and such knowledge as should have come to the attention of any such party in the course of discharging such party's duties as an officer or director of the relevant entity in a reasonable and prudent manner consistent with sound business practices.

SECTION 2.9       COMPLIANCE WITH LAWS; PERMITS.

         Multi-Cell is not in violation of, nor has it been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority except for violations which, in the aggregate, do not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Multi-Cell. As of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or to the knowledge of Multi-Cell and the Shareholder threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Multi-Cell holds all permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business.

SECTION 2.10      AGREEMENTS, CONTRACTS AND COMMITMENTS.

         (a) Except for the agreements set forth on Schedule 2.10 attached hereto (true and correct copies of which have been delivered to Exten), Multi-Cell is not a party to and it is not bound by:

                  (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                  (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iii) any fidelity or surety bond or completion bond;

                  (iv) any lease of personal property with fixed annual rental payments in excess of $10,000;

                  (v) any agreement, contract, commitment or grant containing any covenant limiting the freedom of Multi-Cell or any of its subsidiaries to engage in any line of business or to compete with any person;

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                  (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 either individually or in the aggregate;

                  (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Multi-Cell's business;

                  (viii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money, extension of credit or placing of liens on any assets of Multi-Cell;

                  (ix) any guaranty of any obligation for borrowed money or otherwise;

                  (x) any purchase order or contract for the purchase of materials involving in excess of $10,000 either individually or in the aggregate;

                  (xi) any dealer, distribution, joint marketing or development agreement;

                  (xii) any sales representative, original equipment manufacturer, value added, remarketing or other agreement for distribution of Multi-Cell's products or services;

                  (xiii) any collective bargaining agreement or contract with any labor union;

                  (xiv) any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

                  (xv) any medical insurance or similar plan; or

                  (xvi) any other agreement, contract, commitment or grant pursuant to which the obligations of any party thereto is in excess of $10,000.

         (b) To the knowledge of Multi-Cell and the Shareholder, Multi-Cell is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any existing agreement, contract, grant, covenant, instrument, lease, license or commitment to which Multi-Cell is a party or by which it is bound (collectively, a "Contract"), nor is Multi-Cell or the Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the knowledge of Multi-Cell and the Shareholder, each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to Multi-Cell pursuant thereto. Multi-Cell has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder for such Contracts to remain in effect without modification or termination after the Closing. Following the Closing Date, Multi-Cell will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Multi-Cell would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

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SECTION 2.11      TAX MATTERS.

         (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b)      TAX RETURNS AND AUDITS.

                  (i) Multi-Cell has prepared and timely filed (or have properly filed extensions for) all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Multi-Cell, its subsidiaries or operations thereof and such Returns are true and correct and have been completed in accordance with applicable law.

                  (ii) Multi-Cell (A) has paid all Taxes it is required to pay and has withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) has accrued on the Multi-Cell Financial Statements all Taxes attributable to the periods covered by the Multi-Cell Financial Statements and has not incurred any liability for Taxes for the period prior to the Closing Date other than in the ordinary course of business.

                  (iii) Multi-Cell has not been delinquent in the payment of any Tax and there is no Tax deficiency outstanding, assessed or proposed against Multi-Cell by the Internal Revenue Service (the "IRS") or any other governmental taxing authority, and Multi-Cell has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of Multi-Cell is presently in progress, and Multi-Cell has not been notified of any request for such an audit or other examination.

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                  (v) No adjustment relating to any Returns filed by Multi-Cell has been proposed formally or informally by any Tax authority to Multi-Cell or any representative of Multi-Cell.

                  (vi) Multi-Cell has made available to Exten or its legal counsel, copies of all federal and state income and all state sales and use Returns for Multi-Cell filed for the past five (5) years.

                  (vii) There are (and immediately following the Closing Date there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Multi-Cell relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                  (viii) Neither Multi-Cell nor the Shareholder has any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Multi-Cell.

                  (ix) None of Multi-Cell's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (x) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Multi-Cell that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Multi-Cell as an expense under applicable law.

                  (xi) Multi-Cell has not filed any consent agreement under
         Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Multi-Cell.

                  (xii) Multi-Cell is not a party to any tax sharing, indemnification or allocation agreement and Multi-Cell does not owe any amount under any such agreement.

SECTION 2.12      EMPLOYMENT.

         (a) Except as set forth in Schedule 2.12(a) attached hereto, at the date hereof, Multi-Cell does not maintain, contribute to or have any liability under any employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation or retirement plans or arrangements, or other similar material arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). Multi-Cell does not have any obligation to create any such plan.

         (b) With respect to each plan listed in Schedule 2.12 (a): (i) Multi-Cell has performed in all material respects all obligations required to be performed by it under each such plan and each such plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, rules and regulations, including but not limited to the Code and ERISA; (ii) there are no actions, suits or claims pending or, to the knowledge of Multi-Cell and the Shareholder, threatened (other than routine claims for benefits) against any such plan; (iii) each such plan can be amended or terminated after the Closing Date in accordance with its terms, without liability to Multi-Cell; and (iv) there are no inquiries or proceedings pending or, to the knowledge of Multi-Cell and the Shareholder, threatened by the IRS or the Department of Labor with respect to any such plan.

         (c) Schedule 2.12 (c) attached hereto contains a complete and accurate list of the employees for Multi-Cell, including job title, current compensation, vacation accrued and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership, severance pay, insurance, medical, welfare or vacation plan. No employee of Multi-Cell is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person or entity that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of Multi-Cell, or (ii) the ability of Multi-Cell to conduct its business. Neither Multi-Cell nor the Shareholder have received verbal or written notice that any of the employees listed in Schedule 2.12(c) will not continue their employment relationship with Multi-Cell after the Closing Date. All employees of Multi-Cell are terminable at will by Multi-Cell.

SECTION 2.13      INVESTMENT COMPANY ACT.

         Multi-Cell either (a) is not an "investment company", or a company "controlled" by, or an "affiliated company" with respect to, an "investment company", within the meaning of the Investment Company Act of 1940 (the "Investment Company Act") or (b) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, Multi-Cell is not required to be registered under the Investment Company Act.

SECTION 2.14      LABOR CONTROVERSIES.

         There are no significant controversies pending or, to the knowledge of Multi-Cell and the Shareholder, threatened between Multi-Cell and its employees. There are no material organizational efforts presently being made involving any of the presently unorganized employees of Multi-Cell. Multi-Cell has complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, and the payment of social security and similar taxes, and no person has asserted that Multi-Cell is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

SECTION 2.15      ENVIRONMENTAL MATTERS.

         Except as set forth in Schedule 2.15 attached hereto, Multi-Cell (i) has obtained all applicable permits, licenses and other authorizations which are required under federal, state or local laws relating to pollution or protection of the environment ("Environmental Laws"), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Multi-Cell (or its agents); (ii) is in compliance in all material respects with all terms and conditions of any required permits, licenses and authorizations, and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of nor has it received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any Environmental Law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Multi-Cell's (or any agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; (iv) has taken all actions necessary under applicable requirements of Environmental Laws, rules or regulations to register any products or materials required to be registered by Multi-Cell (or its agents) thereunder; and (v) has not transported, stored, used, manufactured, released, disposed of or handled any hazardous substance or any product containing a hazardous substance in violation of any Environmental Law.

SECTION 2.16      INTERESTED PARTY TRANSACTIONS.

         Except as set forth on Schedule 2.16 attached hereto, Multi-Cell is not a party to any oral or written (a) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person, (b) agreement with any executive officer or other key employee of Multi-Cell the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Multi-Cell of the nature contemplated by this Agreement or (c) agreement with respect to any executive officer or other key employee of Multi-Cell providing any term of employment or compensation guarantee. Multi-Cell is not a party to any agreement, contract, lease, license, arrangement, or other understanding with the Shareholder or any employee of Multi-Cell (except employment agreements disclosed on Schedule 2.12(c)), any relative or affiliate of the Shareholder or any employee of Multi-Cell, or any other partnership or enterprise in which the Shareholder or any employee of Multi-Cell, or any such relative or affiliate thereof, had or now has a 5% or greater ownership interest, or other substantial interest, other than contracts or agreements listed and so specified in Schedule 2.16.

SECTION 2.17      INSURANCE.

         Schedule 2.17 attached hereto lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Multi-Cell. All insurance policies listed are in full force and effect. There is no claim by Multi-Cell pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and there is no retroactive premium adjustment obligation of any kind, and Multi-Cell is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither Multi-Cell nor the Shareholder has any knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

SECTION 2.18      INTELLECTUAL PROPERTY RIGHTS.

         (a) Schedule 2.18 attached hereto identifies all of Multi-Cell's Intellectual Property Rights including the following: all federal, state and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuation-in-part, revisions, extensions, and reexaminations thereof and all other inventions and discoveries that have not been the subject of a patent application, all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; and all pending applications for any patents or other intellectual property rights in which Multi-Cell has any interest whatsoever in each case relating to its business (collectively, "Multi-Cell Intellectual Property Rights").

         (b) No person has a right to receive a royalty, honoraria, fees or similar payment in respect of any Multi-Cell Intellectual Property Rights. Multi-Cell does not have any licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Multi-Cell Intellectual Property Rights, except as set forth in Schedule 2.18.

         (c) The Multi-Cell Intellectual Property Rights (and licenses granted to it as listed on Schedule 2.18 (the "Licensed Intellectual Property")) are all those necessary for the operation of the business of Multi-Cell and any subsidiary as it is currently conducted. Multi-Cell is the owner of all right, title, and interest in and to the Multi-Cell Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except as noted on Schedule 2.18, and has the right to use, sell, license and dispose of and has the right to bring actions for the infringement of, and where necessary, has made timely and proper application for, all Multi-Cell Intellectual Property Rights (other than the Licensed Intellectual Property), without payment to a third party. All officers, directors and employees of and consultants to Multi-Cell that work with or have access to Multi-Cell Intellectual Property Rights have signed nondisclosure agreements and intellectual property agreements.

         (d) None of the Multi-Cell Intellectual Property Rights is involved in any pending or, to the knowledge of Multi-Cell and the Shareholder, threatened litigation, or has been the subject of any interference, opposition or cancellation proceedings. Multi-Cell has not received any notice of invalidity or infringement of any rights of others with respect to the Multi-Cell Intellectual Property Rights. Multi-Cell has taken all reasonable and prudent steps to protect the Multi-Cell Intellectual Property Rights from infringement by any other firm, corporation, entity or person. The use of the Multi-Cell Intellectual Property Rights by Multi-Cell is not, to the knowledge of Multi-Cell and the Shareholder, infringing upon or otherwise violating the rights of any third party in or to such Multi-Cell Intellectual Property Rights, nor has any such infringement been alleged by any third party. All of the Multi-Cell Intellectual Property Rights are valid and enforceable rights of Multi-Cell and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. To the knowledge of Multi-Cell and the Shareholder, there is no infringement by any third party of the Multi-Cell Intellectual Property Rights.

         (e) In addition to the Multi-Cell Intellectual Property Rights described above, Multi-Cell has the right to use, free and clear of any claims or rights of others, except claims or rights described in SCHEDULE 2.18, all trade secrets, customer lists, supplier lists, business and marketing plans and other confidential business information such as manufacturing and other secret processes and technologies (collectively "Trade Secrets") required for or used in the manufacture or marketing of all products formerly or presently produced by Multi-Cell, including products licensed from others. Multi-Cell has disclosed to Exten all written documentation relating to its Trade Secrets and has taken commercially reasonable action to maintain and protect its Trade Secrets.

SECTION 2.19      BOOKS AND RECORDS.

         The books of account, minute books, stock record ledgers and other records of Multi-Cell, all of which have been made available to Exten, are complete and correct. The minute books of Multi-Cell contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholder, the Board of Directors and committees of the Board of Directors of Multi-Cell (including certain ratifying votes by the Shareholder and Board of Directors confirming prior actions taken by Multi-Cell) and no meeting of the Shareholder, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

SECTION 2.20      TITLE TO AND CONDITION OF PROPERTIES.

         (a) Multi-Cell owns good and marketable title to the properties and assets reflected on the Multi-Cell Financial Statements or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, and (ii) assets disposed of since December 31, 2000, in the ordinary course of business.

         (b) (i) Multi-Cell does not own any real estate; (ii) the properties subject to the real property leases described in Schedule 2.20 attached hereto constitute all of the real estate used or occupied by Multi-Cell (the "Multi-Cell Real Estate"), and (iii) Multi-Cell Real Estate has access, sufficient for the conduct of Multi-Cell's business, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of Multi-Cell.

         (c) The real property leases described in Schedule 2.20 are in full force and effect, and Multi-Cell has a valid and existing leasehold interest under each such lease for the term set forth therein. Multi-Cell has delivered to Exten complete and accurate copies of each of the leases and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Exten. Multi-Cell is not in default, and no circumstances exist which could result in such default, under any of such leases, nor, to the knowledge of the Shareholder, is any other party to any of such leases in default.

         (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of Multi-Cell's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. A complete list of all items of machinery and equipment used in the business of Multi-Cell is included in Schedule 2.20. Multi-Cell owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business. Multi-Cell has delivered to Exten complete and accurate copies of all equipment leases and such leases are listed in Schedule 2.20. None of such equipment leases has been modified in any respect, except to the Extent that such modifications are disclosed by the copies delivered to Exten. Multi-Cell is not in default, and no circumstances exist which could result in such default, under any of such equipment leases, nor, to the knowledge of the Shareholder, is any other party to any of such equipment leases in default.

         (e) Multi-Cell is not in any material respect in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and Multi-Cell has not received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by Multi-Cell.

SECTION 2.21      REPRESENTATIONS COMPLETE.

         None of the representations or warranties nor any statement made by Multi-Cell in this Agreement or any Schedule or certificate furnished by Multi-Cell pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         The Shareholder represents and warrants to Exten as of the Closing Date as follows:

SECTION 3.1       AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) The Shareholder has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Shareholder of the transactions contemplated hereby, have been duly authorized and approved by the Co-Executors of the Shareholder and no other legal proceedings are necessary to authorize the execution and delivery of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery hereof by Exten, the Trust and Multi-Cell, constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder, in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

         (b) The execution and delivery of this Agreement by the Shareholder does not, and the consummation by the Shareholder of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Shareholder under any of the terms, conditions or provisions of (i) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Shareholder or any of the Shareholder's properties or assets, or (ii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Shareholder is now a party or by which the Shareholder or any of the Shareholder's properties or assets may be bound or affected.

         (c) Except as set forth on Schedule 3.1, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority, including the probate court, is necessary for the execution, delivery or performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Shareholder is a party, or to which any of them or any of the Shareholder's properties or assets are subject, is required for the execution, delivery or performance of this Agreement.

SECTION 3.2       SHARES.

         All of the Class A Stock held by the Shareholder is owned by the Shareholder free and clear of all liens, claims, security interests, pledges and other encumbrances or restrictions on transfer. There are no voting trusts, proxies, other agreements or understandings to which the Shareholder is a party or is bound with respect to the Class A Stock. The Shareholder is not a party to any option, warrant, right or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of the Class A Stock (other than pursuant to this Agreement).

SECTION 3.3       INVESTMENT FOR OWN ACCOUNT.

         The Exten Common Stock is being acquired by the Shareholder for investment for its own account, not as a nominee or agent; the Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the Exten Common Stock in a manner contrary to the Securities Act of 1933 (the "Securities Act") or to any applicable state securities or Blue Sky law, nor does the Shareholder have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Exten Common Stock, other than the current beneficiaries of the Shareholder.

SECTION 3.4       RESIDENCY.

         The Shareholder is a Rhode Island estate. The beneficiaries of the estate are residents of the States of Rhode Island and North Carolina and of Argentina.

SECTION 3.5       ACKNOWLEDGMENT.

         The Shareholder hereby acknowledges that the Shareholder has read this Agreement, the attached schedules and exhibits and the other documents to be delivered in connection with the consummation of the Transaction and has made an independent examination of the Transaction (including the tax consequences thereof). The Shareholder acknowledges that the Shareholder has had an opportunity to consult with and has relied upon the advice of the Shareholder's legal counsel, financial advisors, or accountants with respect to the Transaction to the extent the Shareholder has deemed necessary, and has not been advised or directed by Exten or its legal counsel or other advisors in respect of any tax or securities laws matters and has not relied on such parties with respect to such matters in connection with this Agreement and the Transaction.

SECTION 3.6       RESTRICTED EXTEN COMMON STOCK.

         (a) The Shareholder understands that the shares of Exten Common Stock that it will receive have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the BONA FIDE nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein. The Shareholder understands that the shares of Exten Common Stock that it will receive are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Shareholder must hold the shares of Exten Common Stock indefinitely unless they are registered with the Securities and Exchange Commission (the "Commission") and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Shareholder acknowledges that Exten is obligated to register and qualify the Exten Common Stock for resale within one (1) year of the Closing pursuant to the terms and conditions of the Registration Rights Agreement. The Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period of the Exten Common Stock, and on requirements relating to Exten which are outside of the Shareholder's control.

         (b) In connection with the registration of the Exten Common Stock, the Shareholder agrees not to sell or otherwise transfer or dispose of any Exten Common Stock held by it for a period of one year after the Closing. Exten may impose stop transfer instructions with respect to the Exten Common Stock subject to the foregoing restriction until the end of said period.

SECTION 3.7       LEGENDS.

         The Shareholder understands that the Exten Common Stock may bear one or all of the following legends:

         (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

         (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

SECTION 3.8       LITIGATION.

         There are no claims, suits, actions, proceedings or investigations pending or, to the knowledge of the Shareholder, threatened against, relating to or affecting the Shareholder, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except as disclosed on Schedule 3.8 attached hereto. The Shareholder is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby.

SECTION 3.9       REPRESENTATIONS COMPLETE.

         None of the representations or warranties nor any statement made by the Shareholder in this Agreement or any Schedule or certificate furnished by the Shareholder pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE TRUST

         The Trust represents and warrants to Exten as of the Closing Date as follows:

SECTION 4.1       AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) The Trust has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Trust of the transactions contemplated hereby, have been duly authorized and approved by the beneficiaries of the Trust and no other legal proceedings are necessary to authorize the execution and delivery of this Agreement and the consummation by the Trust of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Trust and, assuming the due authorization, execution and delivery hereof by Exten, the Shareholder and Multi-Cell, constitutes a valid and binding agreement of the Trust, enforceable against the Trust, in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

         (b) The execution and delivery of this Agreement by the Trust does not, and the consummation by the Trust of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Trust under any of the terms, conditions or provisions of (i) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Trust or any of the Trust's properties or assets, or (ii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Trust is now a party or by which the Trust or any of the Trust's properties or assets may be bound or affected.

         (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority, including the probate court, is necessary for the execution, delivery or performance of this Agreement by the Trust or the consummation by the Trust of the transactions contemplated hereby. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Trust is a party, or to which any of them or any of the Trust's properties or assets are subject, is required for the execution, delivery or performance of this Agreement.

SECTION 4.2       SHARES.

         All of the Class B Stock held by the Trust is owned by the Trust free and clear of all liens, claims, security interests, pledges and other encumbrances or restrictions on transfer. There are no voting trusts, proxies, other agreements or understandings to which the Trust is a party or is bound with respect to the Class B Stock (other than the Multi-Cell Associates, Inc. Irrevocable Trust). The Shareholder is not a party to any option, warrant, right or other contract or commitment that could require the Trust to sell, transfer, or otherwise dispose of the Class B Stock (other than pursuant to this Agreement).

SECTION 4.3       INVESTMENT FOR OWN ACCOUNT.

         The Exten Common Stock is being acquired by the Trust for investment for its own account, not as a nominee or agent; the Trust has no present intention of selling, granting any participation in or otherwise distributing any of the Exten Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does the Trust have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Exten Common Stock, other than the current beneficiaries of the Trust.

SECTION 4.4       RESIDENCY.

         The Trust is a Rhode Island trust. The beneficiaries of the Trust are residents of Rhode Island and New York.

SECTION 4.5       ACKNOWLEDGMENT.

         The Trust hereby acknowledges that the Trust has read this Agreement, the attached schedules and exhibits and the other documents to be delivered in connection with the consummation of the Transaction and has made an independent examination of the Transaction (including the tax consequences thereof). The Trust acknowledges that the Trust has had an opportunity to consult with and has relied upon the advice of the Trust's legal counsel, financial advisors, or accountants with respect to the Transaction to the extent the Trust has deemed necessary, and has not been advised or directed by Exten or its legal counsel or other advisors in respect of any tax or securities laws matters and has not relied on such parties with respect to such matters in connection with this Agreement and the Transaction.

SECTION 4.6       RESTRICTED EXTEN COMMON STOCK.

         (a) The Trust understands that the shares of Exten Common Stock that it will receive have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the BONA FIDE nature of the investment intent and the accuracy of the Trust's representations as expressed herein. The Trust understands that the shares of Exten Common Stock that it will receive are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Trust must hold the shares of Exten Common Stock indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Trust acknowledges that Exten is obligated to register and qualify the Exten Common Stock for resale within one (1) year of the Closing pursuant to the terms and conditions of the Registration Rights Agreement. The Trust further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period of the Exten Common Stock, and on requirements relating to Exten which are outside of the Trust's control.

         (b) In connection with the registration of the Exten Common Stock, the Trust agrees not to sell or otherwise transfer or dispose of any Exten Common Stock held by it for a period of one year after the Closing. Exten may impose stop-transfer instructions with respect to the Exten Common Stock subject to the foregoing restriction until the end of said period.

SECTION 4.7       LEGENDS.

         The Trust understands that the Exten Common Stock may bear one or all of the following legends:

         (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

         (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

SECTION 4.8       LITIGATION.

         There are no claims, suits, actions, proceedings or investigations pending or, to the knowledge of the Trust, threatened against, relating to or affecting the Trust, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except as disclosed on
Schedule 4.8 attached hereto. The Trust is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby.

SECTION 4.9       REPRESENTATIONS COMPLETE.

         None of the representations or warranties nor any statement made by the Trust in this Agreement or any Schedule or certificate furnished by the Trust pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF EXTEN

         Exten hereby represents and warrants to the Shareholder, the Trust and Multi-Cell as of the Closing Date as follows:

SECTION 5.1       ORGANIZATION AND QUALIFICATION.

         Exten is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Exten is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of Exten's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Shareholder.

SECTION 5.2       CAPITALIZATION.

         (a) The authorized capital stock of Exten consists of 200,000,000 shares of Exten Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share ("Exten Preferred Stock"). As of the date hereof, there are 78,474,801 shares of Exten Common Stock issued and outstanding and no shares of Exten Preferred Stock outstanding, except as set forth on Schedule 5.2(a) hereto. All of the issued and outstanding shares of Exten Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in compliance with federal and applicable state securities laws.

         (b) The shares of Exten Common Stock issued to the Shareholder and the Trust will be at the Closing Date duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and issued in compliance with federal and applicable state securities laws.

SECTION 5.3       AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) Exten has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Exten of the transactions contemplated hereby, have been duly authorized by Exten's Board of Directors and no other corporate proceedings on the part of Exten are necessary to authorize the execution and delivery of this Agreement and the consummation by Exten of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Exten and, assuming the due authorization, execution and delivery hereof by the Shareholder, the Trust and Multi-Cell, constitutes a valid and binding agreement of Exten, enforceable against Exten in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

         (b) The execution and delivery of this Agreement by Exten does not, and the consummation by Exten of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Exten under any of the terms, conditions or provisions of (i) the charter or by-laws of Exten, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Exten or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Exten is now a party or by which Exten or any of its properties or assets may be bound or affected.

         (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution, delivery and performance of this Agreement by Exten or the consummation by Exten of the transactions contemplated hereby. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which Exten or any subsidiary is a party, or to which any of them or any of their properties or assets are subject, is required for the execution, delivery or performance of this Agreement.

SECTION 5.4       REPORTS AND FINANCIAL STATEMENTS.

         Exten has previously delivered to Multi-Cell, the Trust and the Shareholder copies of its (a) Form 10-KSB for the fiscal year ending November 30, 2000, (b) Form 10-QSB for the quarter ended May 31, 2001 and (c) all other reports or registration statements filed by Exten with the Commission since November 30, 2000, (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Exten Reports"). Since November 30, 2000, Exten has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and Commission rules and regulations promulgated thereunder, and all such forms, reports and documents, as amended, filed with the Commission have complied in all material respects with all applicable provisions of the federal securities laws and the Commission rules and regulations promulgated thereunder. As of their respective dates, the Exten Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Exten included in the Exten Reports (together, the "Exten Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly and accurately present the consolidated financial position of Exten and its subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position for the periods then ended.

SECTION 5.5       [INTENTIONALLY OMITTED].

SECTION 5.6       ABSENCE OF CERTAIN CHANGES OR EVENTS.

         From May 31, 2001 through the date hereof, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Exten and its subsidiaries, taken as a whole.

SECTION 5.7       LITIGATION.

         Except as disclosed in the Exten Reports, there are no claims, suits, actions, proceedings or investigations pending or, to the knowledge of Exten, threatened against, relating to or affecting Exten or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except as disclosed on Schedule 5.7 attached hereto. Neither Exten nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Exten and its subsidiaries.

SECTION 5.8       COMPLIANCE WITH LAWS.

         Neither Exten nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Exten and its subsidiaries, taken as a whole. As of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Exten, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

SECTION 5.9       REPRESENTATIONS COMPLETE.

         None of the representations or warranties nor any statement made by Exten in this Agreement or any Schedule or certificate furnished by Exten pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

SECTION 6.1       EXPENSES.

         Except as set forth in Section 6.3 and 6.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not such transactions are consummated.

SECTION 6.2       PUBLIC STATEMENTS.

         The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

SECTION 6.3       SHAREHOLDER INDEMNIFICATION.

         (a) Following the Closing, the Shareholder releases Multi-Cell from all claims for events which occurred prior to the Closing.

         (b) Following the Closing, the Shareholder agrees to protect, defend, indemnify and hold Exten harmless with respect to any and all claims, demands, suits, actions, administrative proceedings, losses, damages, obligations, liabilities, costs and expenses, including without limitation reasonable legal and other costs and expenses of investigating and defending any actions or threatened actions, up to the amount of the Purchase Price paid to the Shareholder at the Closing (minus up to $179,500 to be transferred promptly after the Closing by the Shareholder to Multi-Cell for distribution to employees and consultants for bonuses earned prior to the Closing), which arise within one year of the Closing Date as a result of or which are related to (i) any active or passive act, omission, occurrence, event or condition that occurred prior to the Closing Date in connection with (a) the ownership of the Class A Stock; (b) Multi-Cell's compliance with federal, state or local laws, regulations or orders; (c) any environmental or hazardous material claim, personnel claim or product liability claim relating to Multi-Cell; (d) any dispute or controversy between Multi-Cell's customers and other parties which, in the aggregate, are valued at more than $10,000; or (ii) any material misrepresentation or breach of any of the representations, covenants or warranties of Multi-Cell or the Shareholder contained herein which, in the aggregate, are valued at more than $10,000; or (iii) any material misstatements or failure to state a material fact required to be stated with respect to the information provided prior to the Closing Date by Multi-Cell or prior to or after the Closing Date by the Shareholder for inclusion in the Form 8-K to be filed with the Commission in connection with the Transaction and any registration statement filed with the Commission to register the resale of the Exten Common Stock, provided that Exten complies with the following indemnification procedure:

         (1) Exten shall, as soon as practicable (but in any event within sixty
(60) days) after it learns of a claim for indemnification under this Section 6.3(b), give written notice to the Shareholder of its claim for indemnification, which notice shall set forth the amount involved in the claim for indemnification and contain a reasonably thorough description of the facts constituting the basis of such claim;

         (2) The Shareholder shall have a period of thirty (30) days from the receipt of the notice referred to above to respond to the indemnity claim to the satisfaction of Exten. During such 30-day period, Exten, on the one hand, and the Shareholder, on the other hand, shall use their respective best efforts to attempt in good faith to agree upon a mutually acceptable resolution as to their respective rights with respect to any such claim for indemnification, in which case the parties shall promptly prepare and sign a memorandum setting forth such agreement;

         (3) In the event that no agreement is reached during the 30-day period specified in subsection 6.3(b)(2) above, then the Shareholder shall be obligated to pay such claim. Exten may elect to pay such claim and the Shareholder shall be obligated to reimburse Exten the amount thereof.

         (4) Exten shall not settle or compromise any such claim without the prior written consent of the Shareholder unless suit shall have been instituted against Exten and the Shareholder shall have failed, after reasonable notice of institution of the suit, to take control of such suit on behalf of Exten. If the Shareholder admits in writing that it will be liable to Exten with respect to the full amount and as to all material elements of a third party claim alleging damages should the third party prevail in such suit, then the Shareholder shall have the right to assume full control of the defense of such claim, and Exten shall be entitled to participate in the defense of such claim only with the consent of the Shareholder.

         (5) Exten shall be entitled to recover all costs, fees (including reasonable attorneys' fees), expenses and other damages to enforce against the Shareholder its indemnification rights under this Section 6.3(b).

         (c) Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Shareholder shall first be satisfied by return of the shares of Exten Common Stock which have been held back pursuant to Section 3.6 hereof, such Exten Common Stock to be valued at the higher of (i) $.12 per share as set forth on Schedule 1.2, or (ii) the highest price per share at which Exten sold shares or has an agreement to sell shares of Exten Common Stock to any other person at any time following the Closing Date, in each case as adjusted for any stock split, stock dividend, recapitalization or similar change in the Exten Common Stock. Thereafter, the Shareholder may continue to satisfy its indemnification obligations hereunder by delivery to Exten of a sufficient number of shares of the Exten Common Stock to cover such obligations, such Exten Common Stock to be valued as provided above. Notwithstanding the foregoing, the Shareholder may elect, in its sole discretion, to satisfy any of its indemnification obligations in cash.

SECTION 6.4       TRUST INDEMNIFICATION.

         Following the Closing, the Trust agrees to protect, defend, indemnify and hold Exten harmless with respect to any and all claims, demands, suits, actions, administrative proceedings, losses, damages, obligations, liabilities, costs and expenses, including without limitation reasonable legal and other costs and expenses of investigating and defending any actions or threatened actions, up to the amount of the Purchase Price paid to the Trust at the Closing which arise within one year of the Closing Date as a result of or which are related to (i) any active or passive act, omission, occurrence, event or condition that occurred prior to the Closing Date in connection with the ownership of the Class B Stock; (ii) any material misrepresentation or breach of any of the representations, covenants or warranties of the Trust contained herein which, in the aggregate, are valued at more than $10,000; or (iii) any material misstatements or failure to state a material fact required to be stated with respect to the information provided by the Trust for inclusion in any registration statement filed with the Commission to register the resale of the Exten Common Stock, provided that Exten complies with the following indemnification procedure:

         (1) Exten shall, as soon as practicable (but in any event within sixty
(60) days) after it learns of a claim for indemnification under this Section 6.4, give written notice to the Trust of its claim for indemnification, which notice shall set forth the amount involved in the claim for indemnification and contain a reasonably thorough description of the facts constituting the basis of such claim;

         (2) The Trust shall have a period of thirty (30) days from the receipt of the notice referred to above to respond to the indemnity claim to the satisfaction of Exten. During such 30-day period, Exten, on the one hand, and the Trust, on the other hand, shall use their respective best efforts to attempt in good faith to agree upon a mutually acceptable resolution as to their respective rights with respect to any such claim for indemnification, in which case the parties shall promptly prepare and sign a memorandum setting forth such agreement;

         (3) In the event that no agreement is reached during the 30-day period specified in subsection 6.4(2) above, then the Trust shall be obligated to pay such claim. Exten may elect to pay such claim and the Trust shall be obligated to reimburse Exten the amount thereof.

         (4) Exten shall not settle or compromise any such claim without the prior written consent of the Trust unless suit shall have been instituted against Exten and the Trust shall have failed, after reasonable notice of institution of the suit, to take control of such suit on behalf of Exten. If the Trust admits in writing that it will be liable to Exten with respect to the full amount and as to all material elements of a third party claim alleging damages should the third party prevail in such suit, then the Trust shall have the right to assume full control of the defense of such claim, and Exten shall be entitled to participate in the defense of such claim only with the consent of the Trust.

         (5) Exten shall be entitled to recover all costs, fees (including reasonable attorneys' fees), expenses and other damages to enforce against the Trust its indemnification rights under this Section 6.4.

         (6) Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Trust shall first be satisfied by return of shares of the Exten Common Stock which have been held back pursuant to Section 4.6 hereof, such Exten Common Stock to be valued at the higher of (i) $.12 per share as set forth on Schedule 1.2, or (ii) the highest price per share at which Exten sold shares or has an agreement to sell shares of Exten Common Stock to any other person at any time following the Closing Date, in each case as adjusted for any stock split, stock dividend, recapitalization or similar change in the Exten Common Stock. Thereafter, the Trust may continue to satisfy its indemnification obligations hereunder by delivery to Exten of a sufficient number of shares of the Exten Common Stock to cover such obligations, such Exten Common Stock to be valued as provided above. Notwithstanding the foregoing, the Trust may elect, in its sole discretion, to satisfy any of its indemnification obligations in cash.

SECTION 6.5       EXTEN INDEMNIFICATION.

         Following the Closing, Exten agrees to protect, defend, indemnify and hold the Shareholder and the Trust harmless with respect to any and all damages, including without limitation reasonable legal and other costs and expenses of investigating and defending any actions or threatened actions (including any actions arising from any and all liabilities identified on Schedule 2.6), which arise within one year of the Closing Date as a result of or which are related to any material misrepresentation or breach of any of the representations, covenants or warranties of Exten contained herein, which, in the aggregate, are valued at more than $10,000, provided that the Shareholder and/or the Trust complies with the following indemnification procedure:

         (1) The Shareholder or Trust shall, as soon as practicable (but in any event within sixty (60) days) after it learns of a claim for indemnification under this Section 6.5, give written notice to Exten of its claim for indemnification, which notice shall set forth the amount involved in the claim for indemnification and contain a reasonably thorough description of the facts constituting the basis of such claim;

         (2) Exten shall have a period of thirty (30) days from the receipt of the notice referred to above to respond to the indemnity claim to the satisfaction of the Shareholder or the Trust. During such 30-day period, Exten, on the one hand, and the Shareholder and/or the Trust, on the other hand, shall use their respective best efforts to attempt in good faith to agree upon a mutually acceptable resolution as to their respective rights with respect to any such claim for indemnification, in which case the parties shall promptly prepare and sign a memorandum setting forth such agreement;

         (3) In the event that no agreement is reached during the 30-day period specified in subsection 6.5(2) above, then Exten shall be obligated to pay such claim. The Shareholder and/or the Trust may elect to pay such claim and Exten shall be obligated to reimburse the Shareholder and/or the Trust the amount thereof.

         (4) The Shareholder and the Trust shall not settle or compromise any such claim without the prior written consent of Exten unless suit shall have been instituted against the Shareholder and/or the Trust and Exten shall have failed, after reasonable notice of institution of the suit, to take control of such suit on behalf of the Shareholder and/or the Trust. If Exten admits in writing that it will be liable to the Shareholder and/or the Trust with respect to the full amount and as to all material elements of a third party claim alleging damages should the third party prevail in such suit, then Exten shall have the right to assume full control of the defense of such claim, and the Shareholder and/or the Trust shall be entitled to participate in the defense of such claim only with the consent of Exten.

         (5) The Shareholder and the Trust shall be entitled to recover all costs, fees (including attorneys' fees), expenses and other damages to enforce against Exten its indemnification rights under this Section 6.5.

SECTION 6.6       [INTENTIONALLY OMITTED.]


                                   ARTICLE VII
                                   CONDITIONS

SECTION 7.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                  TRANSACTION.

         The respective obligations of each party to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Board of Directors of Exten and the Sole Shareholder of Multi-Cell;

         (b) No preliminary or permanent injunction or other order or decree by any federal or state court or other legal restraint or prohibition which prevents the consummation of the Transaction shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

         (c) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Transaction; and

         (d) All governmental consents, orders and approvals legally required for the consummation of the Transaction and any other transaction contemplated hereby shall have been obtained and be in effect at the Closing Date, and all other third party consents, orders and approvals legally required for the consummation of the Transaction and any other transaction contemplated hereby shall have been obtained or become final orders.

SECTION 7.2 CONDITIONS TO OBLIGATION OF THE SHAREHOLDER AND THE TRUST TO EFFECT THE TRANSACTION.

         Unless waived by the Shareholder and the Trust in writing, the obligation of the Shareholder and the Trust to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

         (a) The Shareholder shall have received a certificate from the Delaware Secretary of State as to the good standing of Exten, as of a date within five
(5) days of the Closing Date;

         (b) The Shareholder shall have received certified copies of the resolutions or consents of the Board of Directors of Exten approving the Transaction, this Agreement, the Registration Rights Agreement, the issuance of Exten Common Stock subject hereto and the other documents and transactions contemplated hereby all in form and substance reasonably satisfactory to Multi-Cell;

         (c) The Shareholder shall have received a certificate of the corporate secretary of Exten certifying the name, title and true signature of each officer of Exten executing this Agreement and any of the other documents and certificates to be delivered pursuant to or in connection with this Agreement;

         (d) Exten shall have performed in all material respects its obligations, agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Exten contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and the Shareholder shall have received certificates of the Chairman and Chief Executive Officer of Exten, to that effect;

         (e) Exten shall have obtained all consents and approvals from third parties as are required for it to consummate the Transaction and execute this Agreement and the documents and transactions contemplated hereby;

         (f) The Shareholder and the Trust shall have received the opinion of Exten counsel addressed to the Shareholder and the Trust in the form set forth as Exhibit "F" attached hereto;

         (g) The Shareholder, the Trust and Exten shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit "A"; and

         (h) Exten acknowledges that the Trust is relying upon those items identified in this Section 7.2 (a-e) delivered to the Shareholder as if such documents had been delivered to the Trust.

SECTION 7.3 CONDITIONS TO OBLIGATION OF EXTEN TO EFFECT THE TRANSACTION.

         Unless waived by Exten in writing, the obligation of Exten to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

         (a) Exten shall have received a certificate from the Rhode Island Secretary of State as to the good standing of Multi-Cell, as of a date within five (5) days of the Closing Date;

         (b) Exten shall have received a certificate of the corporate secretary of Multi-Cell certifying the Articles of Incorporation and By-laws of Multi-Cell;

         (c) Multi-Cell, the Trust and the Shareholder shall have obtained all consents and approvals from third parties, including the probate court, if applicable, as are required for it to consummate the Transaction and for the Shareholder, the Trust and Multi-Cell to execute this Agreement and the documents and transactions contemplated hereby;

         (d) Ronald Faris shall have entered into an employment and noncompetition agreement with Exten substantially in the form attached hereto as Exhibit "D";

         (e) Exten shall have received the opinion of Multi-Cell counsel, the Shareholder counsel and the Trust counsel in the form set forth as Exhibit "E" attached hereto;

         (f) The Shareholder, the Trust and Multi-Cell shall have performed in all material respects their obligations, agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Multi-Cell with respect to Article II, the Shareholder with respect to Articles II and III and the Trust with respect to
Article IV contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Exten shall have received certificates from Multi-Cell (signed by its President and Secretary) the Shareholder and the Trust to that effect; and

         (g) Multi-Cell shall have furnished to Exten (i) a balance sheet dated a date not more than thirty days prior to the Closing Date (the "Current Balance Sheet") and (ii) an income statement for the period from January 1, 2001 to the date of the Current Balance Sheet.

SECTION 7.4       [INTENTIONALLY OMITTED.]

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

SECTION 8.1       [INTENTIONALLY OMITTED.]

SECTION 8.2       EMPLOYMENT AGREEMENT.

         Exten agrees that it will negotiate employment agreements with the following Multi-Cell employees: Donna Trenkler, Henry Santangini and Jin Liu (the "Key Employees").

SECTION 8.3       INCENTIVE STOCK OPTIONS.

         Exten agrees that it will grant incentive stock options to the Multi-Cell employees listed below in the amounts set forth next to their names within sixty (60) days of the Closing in accordance with Exten's Stock Option Plan as follows:

         NAME              NUMBER OF OPTIONS
         ----              -----------------
STEPHANIE CASCIO           25,000 SHARES
----------------------------------------
PAUL SILVA                 25,000 SHARES
----------------------------------------
LUCILLE GOMES              15,000 SHARES
----------------------------------------
LAURIE CHIAVERINI          25,000 SHARES
----------------------------------------
KATHLEEN GARCIA            15,000 SHARES
----------------------------------------
JIN LIU                    50,000 SHARES
----------------------------------------
HENRY SANTANGINI           50,000 SHARES
----------------------------------------
DONNA TRENKLER             25,000 SHARES
----------------------------------------
RONALD FARIS               250,000 SHARES
-----------------------------------------

         Each of the above options shall vest in three equal annual installments over a period of three years in accordance with Exten's Stock Option Plan, and shall have an exercise price equal to the last reported sales price of the Exten Common Stock as reported by the OTC Bulletin Board on the date of grant.


SECTION 8.4       REGISTRATION.

         Exten shall file with the Commission within ten (10) months after the Closing Date a registration statement to register for resale the Exten Common Stock within one (1) year after the Closing Date, as set forth in the Registration Rights Agreement. All costs of registering the Exten Common Stock, other than payment of any underwriting fee or brokerage commission on the sale of the Exten Common Stock, shall be borne by Exten, at Exten's own expense.

SECTION 8.5       OTHER MATTERS.

         (a) For a period of two years after the Closing, Exten shall take all reasonable actions to promptly pay, or cause to be paid when due, all material indebtedness incident to the operations of Multi-Cell and to promptly pay and discharge, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Multi-Cell.

         (b) Exten shall take all reasonable actions necessary to promptly pay the liabilities listed on Schedule 2.6, but in any event, shall pay all such liabilities within thirty (30) days of the Closing.

SECTION 8.6 TERMINATION OF S CORPORATION STATUS; MULTI-CELL TAX RETURN.

         The Shareholder and Exten agree that they shall cause to be timely filed all applicable income tax returns for the final S corporation tax year and the expense of prepaying such income tax returns shall be born post-closing by Multi-Cell.

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.1       SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

         The representations and warranties of the Shareholder and Multi-Cell shall terminate at the end of one year after the Closing Date with the exception of those representations and warranties contained in Sections 2.2 and 2.11, which will terminate at the end of three years after the Closing Date. The representations and warranties of the Trust shall terminate at the end of one year after the Closing Date. The representations and warranties of Exten shall terminate at the end of one year after the Closing Date with the exception of those representations and warranties contained in Section 5.2(b), which will terminate at the end of three years after the Closing Date. Any claim of any party based on fraud shall survive the Closing for the applicable statute of limitations. The covenants and agreements contained in this Agreement and the Registration Rights Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have terminated in accordance with their terms.

SECTION 9.2       BROKERS.

         (a) Except as set forth in Schedule 10.2(a) attached hereto, Multi-Cell represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of Multi-Cell.

         (b) Except as set forth in Schedule 10.2(b) attached hereto, Exten represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of Exten.

         (c) Except as set forth in Schedule 10.2(c) attached hereto, the Shareholder represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

         (d) Except as set forth in Schedule 10.2(d) attached hereto, the Trust represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Trust.

SECTION 9.3       NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to Exten to:        Exten Industries, Inc.
                                         9620 Chesapeake Drive, Suite 201
                                         San Diego, California 92123
                                         Attention:  W. Gerald Newmin
                  with a copy to:        Mark R. Ziebell, Esq.
                                         Jeffers, Shaff & Falk, LLP
                                         18881 Von Karman Avenue, Suite 1400
                                         Irvine, California 92612

         (b)      If to the Estate of
                  Hugo O. Jauregui:      Candace Dyer, M.D.
                                         25 Bevelin Road
                                         Providence, RI  02906

                  with a copy to:        Jeffrey F. Chase-Lubitz, Esq.
                                         Brown, Rudnick, Freed & Gesmer
                                         One Providence Washington Plaza
                                         Providence, Rhode Island 02903

         (c)      If to Multi-Cell:      Multi-Cell Associates, Inc.
                                         55 Access Road, Suite 700
                                         Warwick, RI  02886
                                         Attn: Candace Dyer, M.D. (pre-closing),
                                         or Ronald Faris, Ph.D. (post-closing)

                  with a copy to:        Jeffrey F. Chase-Lubitz, Esq.
                                         (pre-closing) at address above, or
                                         Mark R. Ziebell, Esq. (post-closing)
                                         at address above

         (d)      If to the Multi-Cell Associates,
                  Inc. Irrevocable Trust:  Candace Dyer, M.D.
                                           Trustee, Multi-Cell Associates, Inc.
                                           Irrevocable Trust
                                           25 Bevelin Road
                                           Providence, RI 02906

                  with a copy to:          Jeffrey F. Chase-Lubitz, Esq.
                                           at address above

SECTION 9.4       INTERPRETATION.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.5       MISCELLANEOUS.

         This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

SECTION 9.6       COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 9.7       PARTIES IN INTEREST.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.8       CONFIDENTIALITY.

         The parties agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Multi-Cell, Exten, the Trust or the Shareholder in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or reveal the financial or other terms and conditions of this Agreement unless such information is or hereafter becomes public information through means other than a default hereof by such party or is required to be disclosed by applicable law, including applicable securities laws or stock exchange rules or regulations. The obligations of this Section 9.8 shall survive any termination of this Agreement.

SECTION 9.9       TIME PERIOD.

         The parties acknowledge that time is of the essence with respect to the fulfillment of the respective obligations of the parties hereto and the Closing of the Transaction as contemplated by this Agreement.

SECTION 9.10      AMENDMENT.

         This Agreement may be amended only by a written agreement executed by all the parties.

SECTION 9.11      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than choice of law principles thereof).

         IN WITNESS WHEREOF, Exten, Multi-Cell, the Trust and the Shareholder have caused this Stock Purchase Agreement to be signed by their respective duly authorized representatives as of the date first written above.


EXTEN INDUSTRIES, INC.


By:      /S/ W. G. NEWMIN
         -------------------------------------
Name:     W. G. Newmin
Title:   Chairman & CEO


THE ESTATE OF HUGO O. JAUREGUI


By:      /S/ CANDACE L. DYER
         -------------------------------------
Name:    Candace L. Dyer
Title:   Co-Executor


By:      /S/ TIMOTHY VAN JOHNSON
         -------------------------------------
Name:    Timothy Van Johnson
Title:   Co-Executor


MULTI-CELL ASSOCIATES, INC.


By:      /S/ CANDACE L. DYER
         -------------------------------------
         Name:    Candace L. Dyer
         Title:   President


MULTI-CELL ASSOCIATES, INC. IRREVOCABLE TRUST


By:      /S/ CANDACE L. DYER
         -------------------------------------
         Name: Candace L. Dyer
         Title:   Trustee

                                    EXHIBIT A
                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT B
                      MULTI-CELL ARTICLES OF INCORPORATION

                                    EXHIBIT C
                               MULTI-CELL BY-LAWS

                                    EXHIBIT D
                     EMPLOYMENT AGREEMENT WITH RONALD FARIS

                                    EXHIBIT E
             MULTI-CELL, THE SHAREHOLDER AND THE TRUST LEGAL OPINION

                                    EXHIBIT F
                               EXTEN LEGAL OPINION














                                       F-1